Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 22, 2019, with respect to the consolidated financial statements of Luckin Coffee Inc. included in the Registration Statement and related Prospectus of Luckin Coffee Inc. for the registration of 16,560,000 shares of its Class A Ordinary Shares.

/s/Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
January 9, 2020